Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-141713 of Sears Holdings Corporation on Form S-8 of our report dated July 23, 2007 appearing in this Annual Report on Form 11-K of the Lands’ End, Inc. Retirement Plan for the year ended December 31, 2006.

/s/ McGladrey & Pullen, LLP

Madison, Wisconsin

July 23, 2007